JOHN HANCOCK SERIES TRUST
John Hancock Technology Fund
Abolition of John Hancock Technology Fund and
Amendment of Section 5.11
Abolition of John Hancock Technology Fund
     The undersigned, being a majority of the Trustees of John Hancock Series Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Section 8.3 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby abolish the John Hancock Technology Fund (Class A Shares, Class B Shares, Class C Shares, and Class I Shares and in connection therewith do hereby extinguish any and all rights and preferences of such John Hancock Technology Fund Class A Shares, Class B Shares, Class C Shares, and Class I Shares as set forth in the Declaration of Trust and the Trust’s Registration Statement on Form N-1A. The abolition of the Fund is effective as of October 3, 2008.
Amendment of Section 5.11
     The undersigned, being a majority of the Trustees of John Hancock Series Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Section 8.3 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time, do hereby amend Section 5.11, effective October 3, 2008, as follows:
1.	Section 5.11 (a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Global Real Estate Fund, which consists of Class A Shares, Class B Shares and Class C Shares and John Hancock Mid Cap Equity Fund, which consists of Class A Shares, Class B Shares, Class C Shares, and Class I Shares; (the “Existing Series”).

John Hancock Series Trust
Abolishment of a Series
John Hancock Technology Fund
IN WITNESS WHEREOF, the undersigned have executed this instrument on the 3rd day of October 2008.

/s/James R. Boyle James R. Boyle, as Trustee	/s/Patti McGill Peterson Patti McGill Peterson, as Trustee

/s/James F. Carlin James F. Carlin, as Trustee	/s/Steven R. Pruchansky Steven R. Pruchansky, as Trustee

/s/William H. Cunningham William H. Cunningham, as Trustee	/s/Stanley Martin Stanley Martin, as Trustee

/s/Charles L. Ladner Charles L. Ladner, as Trustee	/s/Deborah C. Jackson Deborah C. Jackson, as Trustee
     The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

2